Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 27, 2018, relating to the consolidated financial statements of First Majestic Silver Corp. and subsidiaries (“First Majestic”) and the effectiveness of First Majestic’s internal control over financial reporting appearing in the Annual Report on Form 40-F of First Majestic for the year ended December 31, 2017 and the reference to us under the heading “Interests of Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

October 15, 2018